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                                                                   EXHIBIT 10.19
                                January 27, 1999

Mr. James F. Petersen
9706 Carmel Court
Bethesda, MD 20817

Dear Jim:

     This letter is intended to document our agreement to amend the Employment Agreement between you and Best Software, Inc., dated May 17, 1995 (the "Agreement") effective as of February 1, 1999, as detailed below.

     1. Section 3.1 of the Agreement is deleted and replaced with the following:

         Salary. The Company shall pay the Employee, in installments not less than monthly, an annual base salary of $120,000.00. Such salary shall be subject to upward adjustment thereafter as determined by the Board, in its sole discretion, consistent with the annual average rate of upward adjustment of base salary levels of senior executive employees of the Company.

     2. The second paragraph of Section 2 is deleted.

     Except as expressly modified by this letter, all of the terms and conditions of the Agreement shall remain in full force and effect.

     In order for these modifications to become effective, please sign and date both copies of this letter where indicated and then return one fully executed copy to me.

                                          Very truly yours,

                                          Timothy A. Davenport
                                          President and Chief Executive Officer

SEEN AND AGREED TO:

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James F. Petersen

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